UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 24, 2020

Independence Realty Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36041	26-4567130
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1835 Market Street, Suite 2601

Philadelphia, Pennsylvania, 19103

(Address of Principal Executive Office) (Zip Code)

(267) 270-4800

(Registrant’s telephone number, including area code)

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	IRT	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 8.01.	OTHER EVENTS.

On February 20, 2020, Independence Realty Trust, Inc. (the “Company”) and its operating partnership, Independence Realty Operating Partnership, L.P. (the “Operating Partnership”), entered into an underwriting agreement (the “Underwriting Agreement”), dated February 20, 2020, with KeyBanc Capital Markets Inc. and BMO Capital Markets Corp., as representatives of the several underwriters named therein (collectively, the “Underwriters”), BMO Capital Markets Corp., in its capacity as agent (in such capacity, the “Forward Seller”) for Bank of Montreal, as forward counterparty (the “Forward Counterparty”) and the Forward Counterparty relating to the offering of an aggregate of 10,350,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) at a price to the underwriters of $14.688 per share, consisting of 10,350,000 shares of Common Stock offered by the Forward Seller in connection with the forward sale agreements described below (including 1,350,000 shares offered pursuant to the Underwriters’ option to purchase additional shares, which option was exercised in full). The Company will not initially receive any proceeds from the sale of shares of Common Stock by the Forward Seller. The Company competed the offering on February 24, 2020.

In connection with the offering, the Company also entered into (i) a forward sale agreement (the “Initial Forward Sale Agreement”), dated February 20, 2020, with the Forward Seller and Forward Counterparty, and (ii) a forward sale agreement (the “Additional Forward Sale Agreement,” and together with the Initial Forward Sale Agreement, the “Forward Sale Agreements”), dated February 20, 2020, with the Forward Seller and the Forward Counterparty.  In connection with the Forward Sale Agreements, the Forward Seller (or its affiliate) borrowed from third parties and sold to the Underwriters an aggregate of 10,350,000 shares of Common Stock that was sold in the offering. The Company expects to physically settle the Forward Sale Agreements and receive proceeds, subject to certain adjustments, from the sale of those shares of its Common Stock upon one or more such physical settlements within approximately twelve months from the date of the prospectus supplement, earlier than February 24, 2021, the scheduled maturity date of the Forward Sale Agreement. Although the Company expects to settle the Forward Sale Agreements entirely by the physical delivery of shares of Common Stock for cash proceeds, the Company may also elect to cash or net share settle all or a portion of its obligations under the Forward Sale Agreements, in which case, it may receive, or it may owe, cash or shares of Common Stock from or to the Forward Seller.  The Forward Sale Agreements provide for an initial forward sale price of $14.688 per share, subject to certain adjustments pursuant to the terms of each of the Forward Sale Agreements. The Forward Sale Agreements are subject to early termination or settlement under certain circumstances.

The Common Stock offered pursuant to the Underwriting Agreement has been registered on the Company’s registration statement on Form S-3 (File No. 333-218130), which became effective on November 9, 2017, and a prospectus supplement dated February 20, 2020.

The foregoing description is qualified in its entirety by reference to the Underwriting Agreement and the Forward Sale Agreements, copies of which are filed as Exhibits 1.1, 1.2 and 1.3 to this Current Report on Form 8-K and incorporated herein by reference.

On February 19, 2020, the Company issued a press release announcing the offering, on February 20, 2020, the Company issued a press release announcing the pricing of the offering, on February 20, 2020, the Company issued a press release announcing the underwriters’ exercise in full of the over-allotment option and on February 24, 2020, the Company issued a press release announcing the closing of the offering. Copies of the press releases are attached hereto as Exhibits 99.1, 99.2, 99.3 and 99.4, respectively.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

1.1

Underwriting Agreement dated February 20, 2020 among Independence Realty Trust, Inc., Independent Realty Operating Partnership, L.P., KeyBanc Capital Markets Inc. and BMO Capital Markets Corp., as representatives of the Underwriters, and BMO Capital Markets Inc., in its capacity as agent to Bank of Montreal, and Bank of Montreal, as forward counterparty

1.2	Confirmation of Issuer Share Forward Sale Transaction, dated February 20, 2020, by and among Independent Realty Trust, Inc., Bank of Montreal and BMO Capital Markets Inc.
1.3	Confirmation of Issuer Share Forward Sale Transaction, dated February 20, 2020, by and among Independent Realty Trust, Inc., Bank of Montreal and BMO Capital Markets Inc.
5.1	Opinion of Pepper Hamilton LLP regarding legality of the shares
8.1	Opinion of Pepper Hamilton LLP regarding certain tax matters
23.1	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 8.1)
99.1	Press Release, dated February 19, 2020
99.2	Press Release, dated February 20, 2020

99.3	Press Release, dated February 20, 2020
99.4	Press Release, dated February 24, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independence Realty Trust, Inc.

February 24, 2020	By:	/s/ James J. Sebra
	Name:	James J. Sebra
	Title:	Chief Financial Officer and Treasurer